As filed with the Securities and Exchange Commission on October 27, 2017

Registration No. 333-66982

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-66982

UNDER THE SECURITIES ACT OF 1933

SONUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3387074
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Technology Park Drive

Westford, Massachusetts 01886

(978) 614-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey M. Snider

Sonus, Inc.

c/o Sonus Networks, Inc.

4 Technology Park Drive

Westford, Massachusetts 01886

(978) 614-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: N/A.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.            ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Sonus, Inc. (formerly known as Sonus Networks, Inc.), a Delaware corporation (the “Company”), deregisters all shares of the Company’s common stock, $0.001 par value per share (“Shares”), and any other securities remaining unissued under the following Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-3 (No. 333-66982), filed with the Commission on August 7, 2001, pertaining to the registration of 221,753 Shares for resale, from time to time, by the selling shareholders named in the Registration Statement.

Share numbers herein have not been adjusted to give effect to the one-for-five reverse stock split of the Shares that was made effective on the NASDAQ Global Select Market as of the commencement of trading on January 30, 2015.

On October 27, 2017, pursuant to the Agreement and Plan of Merger, dated as of May 23, 2017 (the “Merger Agreement”), by and among the Company, Solstice Sapphire Investments, Inc., a wholly-owned subsidiary of the Company (“NewCo”), Solstice Sapphire, Inc., a wholly-owned subsidiary of NewCo (“Solstice Merger Sub”), Green Sapphire Investments LLC, a wholly-owned subsidiary of NewCo (“Cayman Merger Sub”), Green Sapphire LLC, a wholly-owned subsidiary of NewCo (“GB Merger Sub”), GENBAND Holdings Company (“GENBAND”), GENBAND Inc. (“GB”) and GENBAND II, Inc. (“GB II”), (i) Solstice Merger Sub merged with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of NewCo, (ii) Cayman Merger Sub merged with and into GENBAND, with GENBAND surviving such merger as a wholly-owned subsidiary of NewCo, (iii) GB merged with and into GB Merger Sub, with GB Merger Sub surviving such merger as a wholly-owned subsidiary of NewCo and (iv) GB II merged with and into GB Merger Sub, with GB Merger Sub surviving such merger as a wholly-owned subsidiary of NewCo (such mergers in clauses (i) through (iv) above, collectively, the “Mergers”).  In connection with the closing of the Mergers, NewCo was renamed “Sonus Networks, Inc.”

In connection with the completion of the Mergers, the offerings pursuant to the Registration Statement have been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all Shares and any other securities registered under the Registration Statement but not sold under the Registration Statement.

SIGNATURE

Pursuant to Rule 478 under the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford, Commonwealth of Massachusetts, on October 27, 2017.

SONUS, INC.

By:	/s/ Daryl E. Raiford
Name:	Daryl E. Raiford
Title:	President and Secretary